                                                    [CONVERSE LOGO APPEARS HERE]
                                 CONVERSE INC.
                                ONE FORDHAM ROAD
                       NORTH READING, MASSACHUSETTS 01864
                           Telephone:  (978) 664-1100


                                 March 31, 1998



Dear Stockholder:

          On behalf of the Board of Directors, I cordially invite you to attend the 1998 Annual Meeting of Stockholders of Converse Inc. ("Converse" or the "Company"). The Annual Meeting will be held at the Company's headquarters, One Fordham Road, North Reading, Massachusetts at 10:00 a.m., local time, on Monday, May 11, 1998.

          The accompanying Notice of Annual Meeting and Proxy Statement describe the formal matters to be acted on at the meeting. During the Annual Meeting we will also report on the operations of the Company.

          If you plan to attend the meeting, please mark the appropriate box on your proxy card. Whether or not you plan to attend the Annual Meeting in person, it is important that your shares be represented and voted at the meeting. Accordingly, please sign, date and return the enclosed proxy card promptly.

          I look forward to seeing you at the meeting; and on behalf of the Board of Directors and management of the Company, I would like to express my appreciation for your interest in Converse.

                                            Sincerely,

                                            /s/ Glenn N. Rupp

                                            Glenn N. Rupp
                                            Chairman of the Board and
                                            Chief Executive Officer

                                 CONVERSE INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

  The 1998 Annual Meeting of stockholders of Converse Inc. (the "Company") will be held at 10:00 a.m., local time, on Monday, May 11, 1998, at the Company's headquarters, One Fordham Road, North Reading, Massachusetts, for the following purposes:

           I.    To elect twelve directors;

           II. To ratify the appointment by the Board of Directors of Price Waterhouse LLP as the Company's independent auditors for the fiscal year ending January 2, 1999;

           III. To consider approval of the Converse Inc. 1994 Stock Option Plan, as amended and restated;

           IV. To consider approval of the Converse Inc. Employee Stock Purchase Plan; and

           V. To transact such other business as may properly come before the meeting and at any adjournments thereof.


  The Board of Directors has fixed March 17, 1998 as the record date for the Meeting. Accordingly, only stockholders of record at the close of business on such date will be entitled to notice of and to vote during the 1998 Annual Meeting and during any adjournment or adjournments thereof.

                                       By order of the Board of Directors,

                                       /s/ Jack A. Green

                                       Jack A. Green,
                                       Senior Vice President, General
                                                Counsel and Secretary

North Reading, Massachusetts
March 31, 1998


                                   IMPORTANT
                                   ---------

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE
        AND SIGN THE ENCLOSED PROXY CARD, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                 CONVERSE INC.
                                ONE FORDHAM ROAD
                       NORTH READING, MASSACHUSETTS 01864

             ______________________________________________________


                                PROXY STATEMENT
                      1998 ANNUAL MEETING OF STOCKHOLDERS

             ______________________________________________________





  This Proxy Statement is furnished to the stockholders of Converse Inc., a Delaware corporation ("Converse" or the "Company"), in connection with the solicitation of proxies on behalf of the Board of Directors (the "Board") of Converse for use during the 1998 Annual Meeting of stockholders to be held at 10:00 a.m., local time, on Monday, May 11, 1998 at the Company's headquarters; One Fordham Road, North Reading, Massachusetts and at any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

  The cost of the solicitation of proxies will be borne by Converse and will consist primarily of printing, postage and handling, including the expenses of brokers, nominees and other fiduciaries in forwarding proxy materials to beneficial owners. Directors, officers and other employees of Converse may also solicit proxies personally or by telephone or telecopy. In addition, Converse has engaged Morrow & Co. to assist in the solicitation from brokers, bank nominees and institutional holders for a fee of $5,000 plus out-of-pocket expenses. The notice of meeting, this proxy statement and the form of proxy are expected to be mailed to stockholders on or about March 31, 1998. A copy of the Company's 1997 Annual Report containing financial statements for the year ended January 3, 1998, accompanies this Proxy Statement, but does not form a part of the proxy solicitation materials.


VOTING PROCEDURE

  Stockholders of record at the close of business on March 17, 1998 (the "Record Date") are entitled to vote during the 1998 Annual Meeting and may cast one vote for each share of the Company's common stock ("Common Stock") held on the Record Date on each matter that may properly come before the meeting. On the Record Date there were 17,319,556 shares of Common Stock outstanding.

  The holders of a majority of the shares entitled to vote, present in person or represented by proxy, constitute a quorum. Directors are to be elected by a plurality of the votes cast at the meeting. The affirmative vote of the holders of majority of the shares, present in person or represented by proxy, entitled to vote at the meeting is required to ratify the engagement of independent auditors, to adopt the Converse Inc. 1994 Stock Option Plan, as amended and restated (the "1994 Plan"), to adopt the Converse Inc. Employee Stock Purchase Plan (the "Employee Stock Purchase Plan") or to take action with respect to any other matter that may properly be brought before the meeting. Shares cannot be voted at the meeting unless the holder of record is present in person or by proxy. The enclosed proxy is a means by which a stockholder may authorize the voting of his or her shares at the Meeting. The shares of Common Stock represented by each properly executed proxy card will be voted at the meeting in accordance with each stockholder's direction. Stockholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy card; if no choice has been specified, the shares will be voted as recommended by the board of directors. If any other matters are properly presented to the meeting for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their best judgment.

  With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect, other than for purposes of determining the presence of a quorum. Abstentions may be specified on the proposal to ratify the engagement of independent auditors, to approve the adoption of the 1994 Plan and to approve the adoption of the Employee Stock Purchase Plan (but not for the election of directors). Abstentions will be considered present and entitled to vote at the meeting, but will not be counted as votes cast in the affirmative. Abstentions on the proposal to approve the adoption of the 1994 Plan and to approve the adoption of the Employee Stock Purchase Plan will have the effect of a negative vote because these proposals require the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. Brokers that are member firms of the New York Stock Exchange ("NYSE") and who hold shares in street name for customers, but have not received instructions from a beneficial owner, have the authority under the rules of the NYSE to vote those shares with respect to the election of directors and the ratification of the engagement of independent auditors but not with respect to the proposal to approve the 1994 Plan and the Employee Stock Purchase Plan. A failure by brokers to vote those shares will have no effect on the outcome of the proposal to approve the adoption of the 1994 Plan and the Employee Stock Purchase Plan because such shares will not be considered shares present and entitled to vote with respect to such matters.

  Proxies may be revoked at any time prior to the time that the vote is taken at the meeting. Proxies may be revoked by filing with the Secretary of the Company a written revocation or another form of proxy bearing a date later than the date of the proxy previously furnished. A proxy may also be revoked by attending the meeting and voting in person. Attendance at the meeting will not in and of itself constitute revocation of a proxy.

  Your vote is important. Accordingly, you are asked to complete, sign and return the accompanying proxy whether or not you plan to attend the meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information (as of March 17, 1998, except as otherwise noted) regarding the beneficial ownership of shares of Common Stock by (i) each person known by Converse to beneficially own more than 5% of the outstanding shares of Converse Common Stock, (ii) each executive officer named in the Summary Compensation Table below, (iii) each director of Converse and (iv) the directors and executive officers of Converse as a group.

                                                                     NUMBER OF         PERCENT OF
                                                                     ---------         -----------
                                                                      SHARES           COMMON STOCK
                                                                      ------           ------------
                                                                   BENEFICIALLY        BENEFICIALLY
                                                                   ------------        ------------
GREATER THAN 5% STOCKHOLDERS                                           OWNED               OWNED
----------------------------                                           -----               -----
 Apollo Investment Fund, L.P., c/o Apollo Advisors, L.P.
 and
 Lion Advisors, L.P.
 Two Manhattanville Road
 Purchase, New York 10577 (1)....................................       11,230,365          64.8%

Directors and Executive Officers
--------------------------------
 Glenn N. Rupp (2)...............................................          215,000           1.2
 James E. Solomon (2)............................................           42,000            *
 Thomas L. Nelson (2)............................................           21,000            *
 Alistair Thorburn (2)...........................................           42,250            *
 Donald J. Camacho (2)...........................................           47,000            *
 Donald J. Barr (2)..............................................           10,000            *
 Leon D. Black (1)(3)............................................       11,230,365          64.8
 Julius W. Erving (2)............................................            7,500            *
 Robert H. Falk (1)(3)...........................................       11,230,365          64.8
 Gilbert Ford (2)................................................           10,000            *
 Michael S. Gross (1)(3).........................................       11,230,365          64.8
 John J. Hannan (1)(3)...........................................       11,230,365          64.8
 Joshua J. Harris (1)(3).........................................       11,230,365          64.8
 John H. Kissick (1)(3)..........................................       11,230,365          64.8
 Richard B. Loynd (2)............................................           44,660            *
 Michael D. Weiner (1)(3)........................................       11,230,365          64.8
 Directors and executive officers of the
  Company as a group (20 persons)................................       11,754,031          67.9
----------------------------------------------------------------

*  Less than 1%.

(1) Includes (i) 5,616,306 shares beneficially owned by Apollo Investment Fund, L.P. ("AIF") and (ii) 5,614,059 shares beneficially owned by Lion Advisors, L.P. ("Lion Advisors") for the benefit of an investment account under management over which Lion Advisors has sole investment, voting and dispositive power. The managing general partner of AIF is Apollo Advisors, L.P. ("Apollo Advisors") whose general partner is Apollo Capital Management, Inc. ("Apollo Capital"). The general partner of Lion Advisors is Lion Capital Management, Inc. ("Lion Capital"), which is affiliated with Apollo Capital.

(2) Shares beneficially owned represent options to purchase Converse Common Stock that are exercisable within 60 days, except for shares held of record by the following: Mr. Rupp 15,000 shares, Mr. Solomon 2,000 shares, Mr. Camacho 5,000 shares, Mr. Frederick 1,000 shares, Mr. Ford 10,000 shares, Mr. Barr 2,500 shares and Mr. Loynd 37,166 shares.

(3) Messrs. Black and Hannan are directors and officers of Apollo Capital and Lion Capital. Messrs. Falk, Gross, Harris and Weiner are officers of Apollo Capital and Lion Capital. Mr. Kissick is an officer of Lion Capital and a consultant to Apollo Capital. Each such director disclaims beneficial ownership of, and a personal pecuniary interest in, the shares beneficially owned by AIF and Lion Advisors.

PROPOSAL ONE -  ELECTION OF DIRECTORS

GENERAL

     The Company's Board has one class of directors and, subject to their earlier resignation or removal, all directors serve until the next Annual Meeting and until their successors are elected and qualified. Twelve persons are to be elected directors during the 1998 Annual Meeting. Directors are to be elected by a plurality of the votes cast at the meeting. The names of the nominees and certain information with respect to them are presented below. All of the nominees were elected at the 1997 Annual Meeting.

     Should any of the director nominees become unable or unwilling to continue to serve, an event that is not expected to occur, proxies (except proxies marked to the contrary) will be voted for another person designated by the Board unless the Board shall have reduced the number of directors to be elected.

     THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR.

                                                                                    CONVERSE
                NAME, AGE, PRINCIPAL OCCUPATION                                     DIRECTOR
                OR POSITION, OTHER DIRECTORSHIPS                                     SINCE
---------------------------------------------------------------------------------------------

Donald J. Barr, 63                                                                   1994
  Retired; Formerly Executive Vice President of Time Inc.
     Mr. Barr was an Executive Vice President of Time Inc. from October 1990 until his retirement in 1996. Prior to 1990, Mr. Barr was the publisher of
     Sports Illustrated (1985-1990) and Vice President of Time Inc. (1987-1990).
     Mr. Barr has been an employee of Time Inc. for 39 years.

Leon D. Black, 46                                                                    1994
  Officer and Director of Apollo Capital Management, Inc.,
  Lion Capital Management, Inc. and Apollo Real Estate Management, Inc.
     Mr. Black is one of the founding principals of Apollo Advisors, which acts as general partner of AIF, AIF II, L.P. and Apollo Investment Fund, III,
     private securities investment funds, of Lion Advisors, which acts as financial advisor to and representative for certain institutional investors with respect to securities investments, and of Apollo Real Estate Advisors,
     L.P. ("Apollo Real Estate Advisors"), which acts as general partner of the
     Apollo Real Estate Investment Funds, private real estate oriented investment funds. Mr. Black has been a director and officer of Apollo
     Capital and Lion Capital since 1990 and of Apollo Real Estate Management,
     Inc. ("Apollo Real Estate") since 1993. Apollo Capital is the general partner of Apollo Advisors; Lion Capital is the general partner of Lion
     Advisors; and Apollo Real Estate is the managing general

     partner of Apollo Real Estate Advisors. Mr. Black also serves as a director of Culligan Water Technologies, Inc., Sequa Industries, Inc., Samsonite
     Corporation, Telemundo Group, Inc. and Vail Resorts, Inc.

Julius W. Erving, 48                                                                 1994
  President, The Erving Group and Vice President of RDV Sports and
  Executive Vice President of the Orlando Magic.
     Mr. Erving has been the President of The Erving Group since 1979 and Vice
     President of RDV Sports and Executive Vice President of the Orlando Magic
     since 1997. Mr. Erving is also a part owner of Philadelphia Coca-Cola
     Bottling Company. He was a member of the Philadelphia 76'ers basketball team until April 1987 and has been an endorser of Converse's products since
     1975. Mr. Erving is also a director of Philadelphia Coca-Cola Bottling
     Company, The Sports Authority, Inc., Proffitt's Inc. and L.C.I.
     International.

Robert H. Falk, 59                                                                   1994
  Officer of Apollo Capital Management, Inc. and
  Lion Capital Management, Inc.
     Mr. Falk has been an officer of Apollo Capital and Lion Capital since 1992.
     Mr. Falk is also a director of Alliance Imaging, Inc., Culligan Water
     Technologies, Inc., Florsheim Group Inc., Salant Corporation and Samsonite
     Corporation.

Gilbert Ford, 66                                                                     1987
  Consultant; Formerly the Chairman of the Board and Chief Executive
  Officer of Converse Inc.
     Mr. Ford served as Vice Chairman of the Board of Converse from April 11,
     1996 to December 1, 1996, at which time Mr. Ford retired from Converse. Mr.
     Ford served as Chairman of the Board of Converse from September 1994 to
     April 1996 and as Chief Executive Officer of Converse from October 1986 to
     April 1996. Previously, Mr. Ford held various positions within Converse, including President (October 1986 to September 1994), and was an employee of Converse for over 34 years.

Michael S. Gross, 36                                                                 1992
 Officer of Apollo Capital Management, Inc. and
 Lion Capital Management, Inc.
     Mr. Gross is one of the founding principals of Apollo Advisors and Lion
     Advisors and has served as an officer of Apollo Capital and Lion Capital since 1990. Mr. Gross is also a director of Allied Waste Industries, Inc.,
     Alliance Imaging, Inc., Imagyn Medical Technology, Inc., Florsheim Group
     Inc., Furniture Brands International, Inc. and Proffitt's, Inc.



John J. Hannan, 45                                                                   1994
  Officer and Director of Apollo Capital Management, Inc. and
  Lion Capital Management, Inc.
     Mr. Hannan is one of the founding principals of Apollo Advisors, Lion
     Advisors and Apollo Real Estate Advisors and has served as an officer and director of Apollo Capital and Lion Capital since 1990 and of Apollo Real
     Estate since 1993. Mr. Hannan is also a director of Aris Industries, Inc.,
     Florsheim Group Inc. and United Auto Group, Inc.

Joshua J. Harris, 33                                                                 1992
  Officer of Apollo Capital Management, Inc. and
  Lion Capital Management, Inc.
     Mr. Harris is an officer of Apollo Capital and Lion Capital, having been associated with them since 1990.  Mr. Harris is also a director of Alliance
     Imaging, Inc., Florsheim Group Inc. and NRT, Inc.

John H. Kissick, 56                                                                  1994
  Officer of Lion Capital Management, Inc. and advisor to Apollo Capital
  Management, Inc.
     Mr. Kissick is one of the founding principals of Apollo Advisors and Lion
     Advisors and has served as an officer of Lion Capital and consultant to
     Apollo Capital since 1991.  Mr. Kissick is also a director of Continental
     Graphics Holdings, Inc., Florsheim Group Inc. and Paragon Health Network,
     Inc.

Richard B. Loynd, 70                                                                 1982
  Chairman of the Board of   Furniture Brands International, Inc.
     Mr. Loynd has served as Chairman of the Board of Furniture Brands
     International, Inc. since June 1990.  Mr. Loynd was also Chief Executive
     Officer of Furniture Brands International Inc. from 1989 through October
     1996.  Mr. Loynd was Chairman of the Board of Converse from 1982 to August
     1994. Mr. Loynd is also a director of Emerson Electric Co.

Glenn N. Rupp, 53                                                                    1996
  Chairman of the Board and Chief Executive Officer of Converse
     Mr. Rupp was elected Chairman of the Board and Chief Executive Officer by
     Converse's Board of Directors on April 11, 1996.  From August 1994 to April
     1996, Mr. Rupp was the Acting Chairman of McKenzie Sports Products, Inc.
     and a Strategic Planning Advisor for CRC Industries, Inc.  Mr. Rupp was
     President and Chief Executive Officer of Simmons Upholstered Furniture Inc.
     ("Simmons") from August 1991 until May 1994.  Prior to 1991, Mr. Rupp held various positions with Wilson Sporting Goods Co.,


     including President and Chief Executive Officer from 1987 to 1991. Mr. Rupp is also a director of Consolidated Papers, Inc. and Johnson Worldwide
     Associates, Inc. In July 1994, a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code was filed on behalf of Simmons.

Michael D. Weiner, 45                                                                1996
  Officer of Apollo Capital Management, Inc. and Lion Capital
  Management, Inc.
     Mr. Weiner has been an officer of Apollo Capital and of Lion Capital since
     1992 and of Apollo Real Estate since 1993.  Prior to 1992, Mr. Weiner was a partner in the law firm of Morgan, Lewis & Bockius LLP.  Mr. Weiner is also a director of Alliance Imaging, Inc., Continental Graphics Holdings, Inc.,
     Florsheim Group Inc., NRT, Inc. and WMC Finance Co., Inc.


ORGANIZATION AND COMPENSATION OF CONVERSE BOARD OF DIRECTORS

  There were six meetings of the Board during 1997, and, with the exception of Messrs. Black and Kissick, each incumbent director who served during 1997 attended at least 75% of the Board meetings and the meetings held by committees on which he served.

  The Board has a number of standing committees, including an Executive Committee, an Audit Committee and an Executive Compensation and Stock Option Committee. The Board does not currently have a nominating committee.

  The Executive Committee, which currently consists of Mr. Loynd, Chairman, and Messrs. Rupp, Gross and Harris, has the full power of the Converse Board between Board meetings, with certain limitations relating to major corporate matters. This Committee met one time in 1997. In addition, this Committee took actions from time to time pursuant to resolutions adopted by unanimous written consent in lieu of meeting.

  The Audit Committee, which currently consists of Mr. Loynd, Chairman, and Messrs. Barr and Erving, recommends the selection and retention of independent accountants; reviews auditing and financial accounting and reporting matters, the adequacy of internal accounting controls and asset security, audit fees and expenses, and compliance with the code of corporate conduct; and counsels regarding auditing and financial accounting and reporting matters. This Committee met four times in 1997.

  The Executive Compensation and Stock Option Committee, which currently consists of Mr. Gross, Chairman, and Messrs. Harris and Loynd, reviews and recommends compensation of officers and directors; administers supplementary retirement, performance incentive and stock option plans; and counsels regarding compensation of other key employees, management development and succession, and major personnel matters. This Committee met four times in 1997.

  Each Converse director who is not an employee of Converse or any Converse subsidiary is paid a monthly fee of $1,000 and a fee of $1,500 plus expenses for each meeting of the Board attended. In addition, for attending a meeting of a committee of the Board, each director who is not an employee of Converse or any Converse subsidiary is paid a fee of $800 plus expenses if such director is a member of the committee or $900 plus expenses if such director is the Chairman of the committee.

  In March 1995, the Executive Committee of the Company's Board of Directors adopted a Non-Employee Director Stock Option Plan (the "1995 Plan"), which pursuant to its terms provides for a grant of options to each director who is not employed by Converse or employed by, or affiliated with, Lion Advisors or AIF (a "Non-Employee Director"), to purchase 7,500 shares of the Company's common stock at its fair market value on the date the options are granted. The Company's stockholders approved the 1995 Plan at the 1995 Annual Meeting of Stockholders. These options become exercisable in one-third increments on each of the first three anniversaries of the grant date. The Company's current Non-Employee Directors are Messrs. Loynd, Erving and Barr.


EXECUTIVE OFFICERS


     The executive officers of Converse are as follows:


NAME                                                       Age   Position
----                                                       ---   --------
Glenn N. Rupp...........................................    53  Chairman of the Board and
                                                                 Chief Executive Officer
Donald J. Camacho.......................................    47  Senior Vice President and
                                                                 Chief Financial Officer
Edward C. Frederick.....................................    51  Senior Vice President, Research,
                                                                 Design and Development
Jack A. Green...........................................    52  Senior Vice President, General
                                                                 Counsel and Secretary
Thomas L. Nelson........................................    43  Senior Vice President, Sales/North
                                                                 America
Herbert R. Rothstein....................................    56  Senior Vice President, Production
James E. Solomon........................................    42  Senior Vice President, Marketing
Alistair Thorburn.......................................    40  Senior Vice President, International
James E. Lawlor.........................................    44  Vice President, Finance and
                                                                 Treasurer

     MR. RUPP'S biography appears previously under "Election of Directors".

     MR. CAMACHO has served as Senior Vice President and Chief Financial Officer since September 1994. Previously, Mr. Camacho held the positions of Vice President and Controller from 1992 to 1994, Controller from 1984 to 1992, Assistant Controller from 1980 to 1984, and several other positions of increasing responsibility since 1974.

     DR. FREDERICK has served as Senior Vice President, Research, Design and Development since April 1997. From February 1996 to April 1997, Dr. Frederick was a consultant to Converse through his wholly-owned consulting company, Exeter Research, Inc. ("Exeter") and held the title of Chief Product Executive of Converse. Dr. Frederick served as the President of Exeter from 1987 until June 1997. Since 1995, Dr. Frederick has also served as an Adjunct Professor in the Department of Exercise Sciences, School of Public Health and Health Sciences, University of Massachusetts. Dr. Frederick worked as a consultant for adidas, AG in the fields of development, design and technology from 1991 to 1996. Previously, Dr. Frederick worked as the Director of Research for Nike, Inc. ("Nike") from 1980 to 1986 and as a design consultant for Nike from 1978 to 1980 and from 1986 to 1990.

     MR. GREEN has served as Senior Vice President, General Counsel and Secretary since August 1985, having joined the Company as Vice President Legal in 1983.

     MR. NELSON joined Converse as Senior Vice President, Sales/North America on March 13, 1995. Before joining Converse, Mr. Nelson worked for The Rockport Company, a subsidiary of Reebok International Ltd., where he served as Senior Vice President of Sales/Operations from 1992 to 1995. Prior to that, Mr. Nelson worked for G.H. Bass & Company from 1983 to 1992 where he held several sales-related positions before being promoted to Senior Vice President of Sales in 1990.

     MR. ROTHSTEIN has served as Senior Vice President, Production since January 1996. Previously, Mr. Rothstein was Senior Vice President Sourcing from 1992 to 1996, Senior Vice President of Materials Management and Manufacturing from 1991 to 1992 and Vice President of Materials Management from 1988 to 1991. Before joining Converse, Mr. Rothstein held several senior management positions with Reebok International Ltd. from 1985 to 1988, Morse Shoe Inc. from 1973 to 1985, BGS Shoe Corporation from 1969 to 1972 and Signet from 1964 to 1969.

     MR. SOLOMON has served as Senior Vice President, Marketing since October 1996. Previously, Mr. Solomon worked for Lenox Inc. from August 1990 to September 1996 in a number of senior positions, including President and Chief Operating Officer of the Dansk International Design division from May 1994 to September 1996 and Gorham, Kirk-Stieff, Dansk division from July 1991 to May 1994. He also has experience in the athletic footwear industry, having served as Executive Vice President of Kangaroos USA from 1989 to 1990, Vice President, Marketing of Avia Athletic Footwear from 1985 to 1988, and Group Product Manager, New Balance Athletic Shoes from 1981 to 1983.

     MR. THORBURN has served as Senior Vice President, International since December 1993. Prior to joining the Company, Mr. Thorburn was Vice President Europe/Asia Pacific for the Wilson Sporting Goods Co., Ltd. from 1987 to 1993.

     MR. LAWLOR has served as Vice President, Finance of Converse since June 1995. Previously, Mr. Lawlor held the positions of Vice President and Treasurer from September 1994 to June 1995, Treasurer from 1984 to 1994 and other positions of increasing responsibility since 1975.

EXECUTIVE COMPENSATION

  The following table sets forth certain information for each period presented with respect to compensation awarded to, earned by or paid to Converse's Chief Executive Officer during 1997 and to the four most highly compensated executive officers of Converse other than Converse's Chief Executive Officer who were serving at January 3, 1998 (the "Named Executive Officers"):


                           SUMMARY COMPENSATION TABLE

                                                  ANNUAL COMPENSATION                   LONG TERM COMPENSATION
                                                  -------------------                   ----------------------
                                                                                                AWARDS
                                                                                                ------
                                                     BONUS ($)          OTHER ANNUAL     SECURITIES UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION       YEAR   SALARY ($)     (1)           COMPENSATION  ($)       OPTIONS (#)          COMPENSATION  ($)
------------------------------------------------------------------------------------------------------------------------------------
Glenn N. Rupp                     1997    476,538          0             129,965 (2)                 30,000               2,375 (3)
   Chairman and Chief             1996    311,539    130,136                 26,997                 500,000                   0
   Executive Officer              1995          0          0                      0                       0                   0

James E. Solomon                  1997    285,577          0              54,181 (2)                 20,000              93,000 (4)
   Senior Vice  President         1996     53,173          0                 21,269                 200,000              93,000
                                  1995          0          0                      0                       0                   0

Thomas L. Nelson                  1997    240,577          0                      0                  40,000              2,375 (3)
   Senior Vice President          1996    220,000     11,000                      0                  35,000                508
                                  1995    162,308     31,096                  5,012                  35,000                  0

Alistair Thorburn                 1997    230,792          0              83,181 (2)                 10,000             23,731 (5)
   Senior Vice  President         1996    222,266     11,019                      0                  50,000             21,657
                                  1995    202,205     36,361                      0                  15,000             21,585

Donald J. Camacho                 1997    192,837          0                      0                       0              2,614 (3)
   Senior Vice President          1996    175,000      8,750                      0                       0             10,022
                                  1995    164,269     43,313                  5,255                  80,000             19,560
----------------------------

(1) The Company did not pay discretionary bonuses to its executives for 1997 as the Company's financial results for the year did not reach its budgeted objectives. The Company generally pays bonuses to its executives in the first quarter of each fiscal year based on the Company's results in the prior year. The bonuses for each year contained in the table reflect the amount of bonus earned in such year although such bonuses were generally paid in the following year.

(2) Amounts shown represent relocation and temporary housing expenses incurred by Mr. Rupp, Mr. Solomon and Mr. Thorburn in connection with their moves to Massachusetts and amounts reimbursed for the payment of taxes respectively, as follows: Mr. Rupp $68,616 and $61,349, Mr. Solomon $42,368 and $11,813,
     and Mr. Thorburn $75,572 and $7,609.

(3) Amounts represent payments by the Company relating to the Company's matching contribution under the Converse Inc. Thrift Savings Plan and the payment of "split dollar" life insurance premiums on behalf of certain Named Executive Officers respectively, as follows: Mr. Rupp $2,375 and $0, Mr. Nelson $2,375 and $0 and Mr. Camacho $2,375 and $239.

(4) Amount represents an allowance payment to Mr. Solomon which was paid pursuant to his employment agreement for the purpose of compensating Mr. Solomon for certain guaranteed payments that he would have received from his former employer had he not agreed to accept employment with Converse.

(5) Amount represents payment to the Converse U.K. Retirement Benefit Plan in lieu of Mr. Thorburn's participation in the Converse Inc. Retirement Plan (see "Retirement Plans" below).

RETIREMENT PLANS

     Messrs. Rupp, Solomon, Nelson and Camacho are participants in the Converse Inc. Retirement Plan (the "Retirement Plan"), a noncontributory, defined benefit pension plan designed to provide retirement benefits upon normal retirement at age 65. Covered remuneration is base salary and, based on a straight life annuity, annual benefits at normal retirement are equal to the greater of (a) 2.25% of average final compensation (the highest 60 consecutive calendar months of the last 120 months) multiplied by years of credited service up to a maximum of 15 years, plus 1.75% of average final compensation multiplied by service in excess of 15 years up to a maximum of 15 years, less 1.67% of the Social Security benefit multiplied by credited service up to a maximum of 30 years, or
(b) $10 multiplied by years of credited service. Benefits payable under the Retirement Plan are limited by certain provisions of the Internal Revenue Code of 1986, as amended (the "Code"). A supplemental executive retirement plan ("SERP") has been adopted by Converse to provide for payments from general funds to Messrs. Rupp, Solomon and Nelson of any retirement income that would otherwise be payable pursuant to the Retirement Plan in absence of any such limitations. Set forth below is the credited service under the Retirement Plan as of January 3, 1998 and estimated annual benefits payable upon the normal retirement of each of the Named Executive Officers, assuming continuation of current covered remuneration. In the cases of Messrs. Rupp, Solomon and Nelson such amount includes amounts payable under the SERP.


                                                                              YEARS OF
                                                                              CREDITED             ANNUAL
                                                                               SERVICE            BENEFITS
                                                                            AT JANUARY 3,          PAYABLE
NAME                                                                            1998
                                                                   ----------------------------------------
   Glenn N. Rupp...................................................             1.75                143,337
   James E. Solomon................................................             1.25                125,983
   Thomas L. Nelson................................................             2.80                110,378
   Donald J. Camacho...............................................            23.30                 87,174


     Mr. Thorburn is not eligible to participate in the Retirement Plan because he is not a citizen of the United States. In lieu of Mr. Thorburn's participation in the Retirement Plan, Converse contributes an amount equal to approximately 10% of Mr. Thorburn's annual salary directly to the Converse U.K. Retirement Benefit Plan. See "Executive Compensation."

STOCK OPTIONS

     The following table contains information concerning stock option grants made during the fiscal year ended January 3, 1998, pursuant to the 1994 Plan. The Company granted no stock appreciation rights in 1997.


                       OPTION GRANTS IN LAST FISCAL YEAR


                                                                                                              POTENTIAL
                                                                                                          REALIZABLE VALUE
                                                                                                          AT ASSUMED ANNUAL
    NAME                     NUMBER OF       % OF TOTAL                         EXPIRATION                    RATES OF
                            SECURITIES        OPTIONS        EXERCISE              DATE                      STOCK PRICE
                            UNDERLYING        GRANTED           OR                                         APPRECIATION FOR
                             OPTIONS        TO EMPLOYEES    BASE PRICE                                      OPTION TERM (1)
                             GRANTED       IN FISCAL YEAR  ($ PER SHARE)                                   ------------------
                              (#)                                                                          5%($)        10%($)
-------------------------------------------------------------------------------------------------------------------------------
Glenn N. Rupp              30,000 (2)             6.8       10.9375                 8/7/06              180,900         445,600
James E. Solomon           20,000 (2)             4.5       10.9375                 8/7/06              120,600         297,000
Thomas L. Nelson           40,000 (2)             9.0       10.9375                 8/7/06              241,200         594,000
Alistair Thorburn          10,000 (2)             2.3       10.9375                 8/7/06               60,300         148,500
Donald J. Camacho                  0                0         -----                  -----                -----           -----
---------------------

(1) The value, if any, one may realize upon exercise of a stock option depends on the excess of the then current market value per share over the exercise price per share. There is no assurance that the values to be realized upon exercise of the stock options listed above will be at or near the amounts shown.

(2) Represents new options granted under the 1994 Plan. Such options vest in 20% increments on each of the first five anniversaries of August 7, 1997.



          AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

                                                               Number of Securities           Value of Unexercised
                                                              Underlying Unexercised          In-the-Money Options
                                                                Options at FY-End                 at FY-End (1)
                            Shares                         -----------------------------------------------------------
    NAME                   Acquired
                          on Exercise      Value Realized   Exercisable   Unexercisable     Exercisable   Unexercisable
                              (#)               ($)            (#)            (#)              ($)             ($)
----------------------------------------------------------------------------------------------------------------------
Glenn N. Rupp                     0                  0       100,000      430,000          125,000            500,000
James E. Solomon                  0                  0        40,000      180,000                0                  0
Thomas L. Nelson                  0                  0        21,000       89,000                0                  0
Alistair Thorburn                 0                  0        42,250       67,750                0                  0
Donald J. Camacho             5,000             43,675        42,000       53,000           37,060             21,030
--------------------



(1) Based on the $6.25 per share closing price of the Common Stock on the New York Stock Exchange ("NYSE") on January 3, 1998.

EMPLOYMENT CONTRACTS

     Mr. Rupp entered into an employment agreement with the Company in April 1996. The agreement expires on April 15, 1999. Under the agreement, Mr. Rupp is entitled to a base salary of no less than $450,000 plus a bonus of up to 70% of Mr. Rupp's salary as determined pursuant to the Company's Executive Incentive Plan. The agreement provides that Mr. Rupp's bonus for 1996 shall be at an annual rate of not less than $160,000. The agreement provides that Mr. Rupp be granted options to purchase 500,000 shares of Common Stock at a price of $5.00 per share. These options vest in 20% increments on each of the first five anniversaries of the grant, except that if on or before April 15, 1999 the Company does not offer to extend the term of this agreement for at least one more year, all remaining unvested options become exercisable on April 15, 1999, and if on or before April 15, 2000 the Company does not offer to extend the term of this agreement at least one additional year, all remaining unvested options become exercisable on April 15, 2000. At all times during the term of his agreement, Mr. Rupp shall be entitled to participate in Converse's medical, dental, 401(k), insurance, retirement and other employee benefit plans. If Mr. Rupp's employment is terminated by Converse during the term of the agreement other than for cause (as defined), or if Mr. Rupp chooses to terminate his employment after being required to relocate his principal office without his consent, Mr. Rupp shall continue to receive his annual salary for the longer of
(i) the remaining balance of the term of the agreement, or (ii) two years from the date of termination.

     Mr. Solomon entered into an employment agreement with the Company in September 1996. Under the agreement, Mr. Solomon is entitled to a base salary of $275,000 annually plus a bonus at a target amount of 55% of Mr. Solomon's salary. In addition, Mr. Solomon is entitled to allowance payments in the amount of $93,000 on October 1, 1996, October 1, 1997 and October 1, 1998, which is intended to compensate Mr. Solomon for certain guaranteed payments that he would have received from his former employer had he not accepted employment with Converse. The agreement provides that Mr. Solomon be granted options to purchase 200,000 shares of Common Stock at a price equal to the closing price of such stock on the date of grant. Such options were granted to Mr. Solomon on September 16, 1996 at an exercise price of $6.50 per share. These options vest in 20% increments on each of the first five anniversaries of the grant, except that in the event Mr. Solomon's employment is terminated, other than by resignation or for cause, 50% of the then unvested options shall vest. Mr. Solomon is entitled to participate in Converse's medical, dental, 401(k), insurance, retirement and other employee benefit plans. The agreement provides that if Mr. Solomon's employment is involuntarily terminated by the Company within the first year of his employment at the Company, Mr. Solomon is entitled to 24 months' base salary, if such termination occurs during the second year of his employment, Mr. Solomon would be entitled to 18 months' base salary; if such termination occurs after the end of Mr. Solomon's second year of employment he would be entitled to 12 months' base salary.

     Mr. Camacho entered into an employment agreement with the Company in January 1996. If Mr. Camacho's employment is terminated by Converse other than for cause (as defined), or if Mr. Camacho's salary, benefits or bonus potential is involuntarily reduced and he elects to terminate his employment, or if Mr. Camacho ceases to hold the position and responsibilities of Chief Financial Officer of Converse and he elects to terminate his employment, or in the event Mr. Camacho's employment is terminated by his death or disability, the Company will pay to Mr. Camacho for a period of one year: (i) his base salary and annual bonus; (ii) an amount equal to the actuarial present value of the additional benefits Mr. Camacho would have received under the Retirement Plan and any supplemental defined benefit plan in which Mr. Camacho participates, as if his employment had continued uninterrupted for an additional period of one year at his base salary in effect at the date of termination; and
(iii) an amount equal to Converse's share of the cost of Mr. Camacho's medical and dental insurance plus an amount equal to the maximum combined Federal and Massachusetts income tax rate multiplied times such payment.

     Mr. Thorburn and Mr. Nelson each entered into employment agreements with the Company in October 1995. Under the terms of these agreements, the Company will pay to such employees amounts equal to their respective annual salaries in the event that their employment with Converse is involuntarily terminated.


EXECUTIVE COMPENSATION AND STOCK OPTION COMMITTEE REPORT

     The Executive Compensation and Stock Option Committee (the "Committee") of the Board is responsible for reviewing the compensation levels of the Company's principal executive officers and determining stock option awards to be granted under the 1994 Plan and making recommendations to the Board relating to these matters. In making compensation determinations the Committee is guided by certain fundamental considerations, including:

     *    the need to attract and retain talented management;

     * the need to set and maintain compensation levels that are competitive with those in similar businesses; and

     * the need to provide substantial short-term as well as long-term incentives for management to maximize the value of the Company.

     The Company's executive compensation for 1998 consisted of three basic elements: (i) base salaries; (ii) incentive bonuses; and (iii) stock options.

     Base Compensation. Base compensation is intended to be competitive as compared to salary levels for equivalent positions at other comparable companies. In April 1996, the Company hired Mr. Rupp as Chief Executive Officer and Chairman of the Board. The Company entered into an employment agreement with Mr. Rupp providing for an annual salary of $450,000 which the Committee determined to be a competitive salary after taking into account Mr. Rupp's business experience in the sporting goods industry and his past success in turning around troubled companies. In October 1997, Mr. Rupp's annual salary was increased to $500,000. In January 1998, the Company instituted a six month freeze of all salaries of Company employees such that each executive officer of the Company must wait a period of 18 months from his or her last salary adjustment date before being eligible for an increase in salary.

     Annual Incentive Bonus. Each executive is eligible to receive an annual cash bonus under the Company's Executive Incentive Plan. The Company's annual incentive bonuses are based in part on the Company's performance for the year with respect to operating earnings compared to the

Company's budgeted plan and in part on achievement of pre-established individual performance goals. Under the Company's Executive Incentive Plan, the Company's key personnel (including the CEO) are eligible to earn a "target" bonus equal to a percentage of his or her base salary (the target percentage of the CEO being 70% and those of the other Named Executive Officers ranging from 55% to 70%). Approximately 75% of the bonus is based on Converse's degree of achievement against budgeted objectives (operating earnings) and 25% on achievement of individual performance goals. These target levels are intended to motivate the Company's executives by providing substantial bonus payments for the achievement of financial goals within the Company's business plan. In addition, the Committee may grant discretionary bonuses under the Executive Incentive Plan. The Company did not achieve its budgeted objectives for 1997, therefore the Executive Incentive Plan did not provide for bonuses based on 1997 results. The Committee decided not to grant a discretionary bonus for 1997, therefore, no bonuses were paid to executive officers for 1997.

     Stock Options. The Company uses stock option grants to attract and retain qualified managers and to provide incentives for management to increase stockholder value by creating a direct link between the executive's compensation and stockholder return. During 1997, pursuant to the 1994 Plan, options to purchase 30,000 shares of the Company's Common Stock were granted to Mr. Rupp. In addition, options to purchase an aggregate of 70,000 shares were granted to the Named Executive Officers during 1997. For each grant of stock options in 1997, the option exercise prices equaled or exceeded the market price per share of stock on the date of grant. The grant of the foregoing options were intended to give to officers a significant incentive to increase the value of the stock of the Company.

     Section 162 (m). Section 162 (m) of the Code limits the deduction that may be claimed by a public company for total compensation in excess of $1 million paid to its chief executive officer or to any of the other four most highly compensated officers except to the extent that any compensation in excess of $1 million qualifies as performance-based compensation. Grants of options under the 1994 Plan prior to the 1998 Annual Meeting of stockholders were designed to be performance-based compensation.

     Members of the Executive Compensation and Stock Option Committee

                         Michael S. Gross, Chairman
                         Joshua J. Harris
                         Richard B. Loynd



COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Gross and Harris, directors and members of the Executive Compensation and Stock Option Committee of the Board, are associated with Apollo Advisors, Lion Advisors and AIF. In November 1994, Converse entered into a Consulting Agreement with Apollo Advisors pursuant to which Apollo Advisors provides corporate advisory, financial and other consulting services to the Company. Fees under the agreement are payable at an annual rate of $500,000 plus out-of-pocket expenses for a one-year term and the Consulting Agreement is automatically renewable for successive one-year terms unless terminated by the Converse Board. During 1997 this Agreement was amended to decrease the annual rate for 1997 from $500,000 to $375,000. The annual rate for subsequent years reverts to $500,000. Converse has granted registration rights to Lion Advisors and AIF, with respect to their shares of Common Stock. Lion Advisors and AIF can require Converse to file registration statements and to include their shares in registration statements otherwise filed by Converse. Costs and expenses of preparing such registration statements are required to be paid by Converse.

     Until May of 1997,   Converse maintained a secured credit facility (the
"Old Credit Facility") with BT Commercial Corporation, as agent, and certain other lenders. In May 1997, the Old Credit Facility was replaced with a new $150,000,000 secured credit facility with BT Commercial Corporation, as agent, and certain other lenders (the "New Credit Facility"). In November 1995, Apollo Investment Fund, L.P. ("AIF") entered into an accommodation letter with Converse whereby AIF committed to purchase, upon the occurrence of certain events and subject to certain conditions, a participation in certain loans provided to Converse by the financial institutions that were party to the Old Credit Facility. In support of this obligation, AIF caused a standby letter of credit to be furnished to the Agent under the Old Credit Facility. AIF's commitment to purchase, supported by this standby letter of credit, enabled Converse to borrow an additional $25,000,000 above its borrowing base under the Old Credit Facility. In February 1996, and again in September 1996, and March 1997, AIF agreed to extend its commitment to purchase. As consideration for providing the standby letter of credit initially, AIF received a fee equal to three percent of the face amount of the standby letter of credit in November 1995. In February 1996, it subsequently received a $100,000 fee for its agreement to extend the purchase commitment and the standby letter of credit. Converse also agreed to pay the reasonable expenses of AIF incurred in connection with the foregoing matters. This standby letter of credit terminated in May 1997 in connection with the Company entering into the New Credit Facility.


CERTAIN TRANSACTIONS

     Mr. Erving has a contract with Converse whereby he has agreed to perform certain services. The agreement provides for Mr. Erving's endorsement of the Company's footwear and activewear, the right to use his name and likeness to advertise the Company's products, promotional appearances, and advertising production and product development consultation. The agreement provides for an annual fee of $200,000 and expires on September 30, 2000. Mr. Erving is also entitled to receive a royalty of (i) 1% of the net sales for the first 500,000 pairs of the Dr. J 2000 shoe sold and 1.5% of the net sales for all pairs of the Dr. J 2000 shoe sold in excess of 500,000, (ii) 1.5% of the net sales of apparel items which bear Mr. Erving's name or are designed to coordinate with shoes bearing Mr. Erving's name, and (iii) 1% of the net sales of any shoes other than the Dr. J 2000 which bear Mr. Erving's name or for which Mr. Erving is the Company's primary designated endorser. Mr. Erving earned a total of $584,867 under this agreement during 1997.

     Converse entered into a consulting agreement in February 1996 with Exeter Research Inc. ("Exeter") whereby Exeter and Edward C. Frederick provided certain services to Converse in the fields of research and development and product design. Converse entered into an additional consulting agreement with Exeter in May 1996 whereby Exeter agreed to provide certain additional product development services. Exeter is owned by Dr. Frederick, who was hired as the Company's Senior Vice President, Research, Design and Development in April 1997. The consulting agreements with Exeter provided for an aggregate fee of $290,000 per year plus expenses. The consulting agreement, which was entered into in February 1996 was terminated in April 1997 when Dr. Frederick was hired as an officer of the Company. On June 1, 1997, Converse and Exeter entered into an Asset Purchase Agreement whereby Converse purchased all of the assets of Exeter for a purchase price of $152,187. Exeter's assets consisted of various equipment used for biomechanical testing of footwear as well as miscellaneous office equipment. The purchase price for the assets was determined by appraisals provided by a third party independent appraisal firm. The consulting agreement which was entered into in May 1996 was terminated on June 1, 1997 when the Company acquired all of the assets of Exeter. Pursuant to this acquisition, Converse hired three individuals who were formerly employed by Exeter. Prior to their termination, Exeter was paid a total of $132,034 under the two consulting agreements during 1997.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires the Company's directors and executive officers, and certain other officers and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of forms they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with during 1997.


PERFORMANCE GRAPH

     The following graph compares the total return on Common Stock from November 14, 1994, the date on which the Common Stock began trading on the NYSE with a "when-issued" designation, through January 3, 1998 to that of (i) the Standard & Poor's 500 Stock Index and (ii) the Standard & Poor's Shoe Index (the "Shoe Index") which at January 3, 1998 was composed of Reebok International Ltd. and Nike, Inc. The cumulative total return represents the change in stock price and the amount of dividends received during the indicated period, assuming reinvestment of dividends. The graph assumes an investment of $100 on November 14, 1994.

     The historical stock price performance of the Common Stock shown on the Performance Graph set below is not necessarily indicative of future price performance.

     The Performance Graph set below shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the 1934 Act and shall not otherwise be deemed filed under such Acts.




                   ---------------------------------------------------------------------

                      NOV. 14,      DEC. 31,       DEC. 30,       DEC. 28,      JAN. 3,
                        1994          1994           1995           1996         1998

                   ---------------------------------------------------------------------
CVE                      100         104.40           36.26         132.97         54.95
S&P 500 Index            100          98.55          132.16         162.38        209.21
S&P Shoe Index           100         109.75          146.86         242.34        162.12



PROPOSAL TWO -  RATIFICATION OF THE SELECTION OF INDEPENDENT
                AUDITORS

     Upon recommendation of its Audit Committee, the Board continued the engagement of Price Waterhouse LLP, certified public accountants ("Price Waterhouse"), as independent auditors for the fiscal year ending January 2, 1999. A formal statement by representatives of Price Waterhouse is not planned for the annual stockholders meeting; however, representatives of Price Waterhouse are expected to be present during the Annual Meeting and available to respond to appropriate questions.

     To be approved, the proposal to ratify the engagement of independent auditors must receive the vote of a majority of the shares present, or represented by proxy, and entitled to vote at the meeting.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF RATIFICATION OF PRICE WATERHOUSE LLP AS THE COMPANY'S AUDITORS FOR THE NEXT FISCAL YEAR.

PROPOSAL THREE -  APPROVAL OF THE CONVERSE INC. 1994 STOCK OPTION
                  PLAN, AS AMENDED AND RESTATED

     The Board previously adopted, and the stockholders previously approved, the 1994 Plan to encourage ownership of Common Stock of the Company by key employees, including executive officers, and consultants of the Company and its subsidiaries, by providing incentives for these employees and consultants directly linked to operating performance of the Company and enable the Company to attract and retain the services of outstanding employees in competition with other employers. In furtherance of these objectives, on February 25, 1998, the board adopted an amendment and restatement of the 1994 Plan which added the availability of restricted stock under the 1994 Plan, subject to stockholder approval. The board has also approved an increase in the number of shares of the Company Common Stock reserved for the 1994 Plan to 3,300,000, subject to adjustment in the event of stock splits, stock dividends, recapitalization, or other changes in the outstanding Common Stock.

     At the meeting, there will be presented to the stockholders a proposal to adopt and approve the Board of the amended and restated 1994 Plan. The 1994 Plan, as amended and restated, will not be effective unless stockholder approval is obtained.

ELIGIBLE PARTICIPANTS

     Key employees (including officers) of the Company and consultants to the Company are eligible to participate in the 1994 Plan, on a purely voluntary basis, if they meet certain conditions. Approximately 100 key employees have been designated as eligible to participate by the Committee.

MATERIAL FEATURES OF THE 1994 PLAN

     The 1994 Plan authorizes grants to key employees and consultants of the Company and its subsidiaries, of nonqualified and incentive options to purchase shares of Common Stock of the Company. In addition, the 1994 Plan provides for the grants of restricted stock.

     The maximum number of shares with respect to which options may be granted to any individual during any calendar year and during the term of the 1994 Plan is 500,000 and 750,000, respectively. The maximum number of shares with respect to which restricted stock may be granted to any individual in any calendar year and during the term of the 1994 Plan is 500,000 and 750,000, respectively.

     Options. Options granted under the 1994 Plan may consist of options intended to qualify as incentive stock options within the meaning of section 422 of the Code or nonqualified stock options that are not intended to so qualify, as determined by the Committee. The exercise price to purchase common stock subject to an option under the 1994 plan is determined by the committee. Notwithstanding the foregoing, however, the exercise price of an incentive stock option granted to an employee who owns more than 10% of the total combined voting power of all classes of the shares of the Company may not be less than 110% of the fair market value of the underlying

Common Stock on the date of grant. Moreover, the maximum aggregate fair market value of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by any optionee during any calendar year (under all plans of the Company and its parent corporation and subsidiaries) may not exceed $100,000. If the $100,000 limit is exceeded, the portion of the incentive stock option in excess of the $100,000 limit shall be treated as a nonqualified stock option. If this dollar limit limits the exercisability of certain incentive stock options which would otherwise become exercisable on account of termination of employment, the Committee, in its sole discretion, will determine the times at which such incentive stock options become exercisable. Generally, the Committee will determine the term of each option; provided, however, that the exercise period may not exceed ten years from the date of grant, and the exercise period of an incentive stock option granted to an employee who owns more than 10% of the total voting power of all outstanding stock of the Company may not exceed five years from the date of grant.

     Options are generally not transferable by the participant, except in the event of death. However, the Committee may, in its sole discretion, allow a participant to transfer a nonqualified stock option to his or her spouse, parents or lineal descendants, or to a trust for the benefit of such family members or to a partnership in which such family members are the only partners; provided, however, that such transferred options continue to be subject to the same terms and conditions applicable to the options immediately prior to the transfer.

     Restricted Stock. The Committee may issue Common Stock to participants pursuant to the 1994 Plan. Shares may be issued for cash consideration or for no cash consideration, as the Committee determines. The number of shares granted to each participant will be determined by the Committee. Grants of restricted stock will be made subject to such performance requirements, vesting provisions, transfer restrictions or other restrictions and conditions as the Committee may determine. The period of time during which restricted stocks will remain subject to restrictions will be designated by the Committee in the grant instrument.

CHANGE OF CONTROL

     All options will become fully exercisable and all restrictions on restricted stock will lapse upon a change of control. A "change of control" is deemed to occur upon the occurrence of any of the following events:

     (a) the acquisition (other than (i) from Furniture Brands International, Inc. (formerly know as INTERCO INCORPORATED) or (ii) by Apollo (as hereinafter defined)) by any person, entity or "group," within the meaning of section 13(d)(3) or 14(d)(2) of the 1934 Act, excluding, for this purpose, the Company or its subsidiaries, or any employee benefit plan of the Company or its subsidiaries, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 20% or more of either the then outstanding shares or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors if the beneficial ownership of such person, entity or "group" exceeds the beneficial ownership of shares and the combined voting power of the Company's then outstanding securities entitled to vote generally in the election of directors held by any person or entity that acquired such shares or securities having such voting power from the Company and by Apollo; or

     (b) individuals who, as of the October 19, 1994 (the "Effective Date"), constitute the Board (as of such date, the "Incumbent Board"), cease for any reason to constitute at least a majority of the Board; provided, that any person becoming a director subsequent to the first anniversary of the Effective Date whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least majority of the directors then compromising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14a promulgated under the 1934
Act) will be considered as though such person were a member of the Incumbent Board; or

     (c) approval by the stockholders of the Company of a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, or a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company, in each case, unless the transaction was approved by a majority of the directors then comprising the Incumbent Board.

     For purposes of the definition of "change of control," the term "Apollo" includes Apollo Advisors, L.P. and Lion Advisors, L.P. and any entity that controls, is controlled by or is under common control with Apollo Advisors, L.P. and Lion Advisors, L.P., including accounts under common management.

TAX TREATMENT

     The following generally describes the current federal income tax treatment of grants under the 1994 Plan. Local and state tax authorities may also tax incentive compensation awarded under the 1994 Plan, and tax laws are subject to change.

     There are no federal income tax consequences to a participant or to the Company upon the grant of a nonqualified stock option under the 1994 Plan. Upon the exercise of a nonqualified stock option, a participant will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price of the nonqualified stock option, and the Company generally will be entitled to a corresponding federal income tax deduction. Upon the sale of shares acquired by the exercise of a nonqualified stock option, a participant will have a capital gain or loss (long-term or short-term depending upon the length of time the shares were held) in an amount equal to the difference between the amount realized upon the sale and the participant's adjusted tax basis in the shares (the exercise price plus the amount of ordinary income recognized by the participant at the time of exercise of the nonqualified stock option).

     A participant who is granted an incentive stock option will not recognize taxable income for purposes of the regular income tax, upon either the grant or exercise of the incentive stock option.

However, for purposes of the alternative minimum tax imposed under the Code, in the year in which an incentive stock option is exercised, the amount by which the fair market value of the shares acquired upon exercise exceeds the exercise price will be treated as an item of adjustment and be included in the computation of the recipient's alternative minimum taxable income. A participant who disposes of the shares acquired upon exercise of an incentive stock option after two years from the date the incentive stock option was granted and after one year from the date such shares were transferred to him or her upon exercise of the incentive stock option will recognize capital gain or loss in the amount of the difference between the amount realized on the sale and the exercise price (or the participant's other tax basis in the shares), and the Company will not be entitled to any tax deduction by reason of the grant or exercise of the incentive stock option. Generally, if a participant disposes of the shares acquired upon exercise of an incentive stock option before satisfying both holding period requirements (a "disqualifying disposition"), his or her gain recognized on such a disposition will be taxed as ordinary income to the extent of the difference between the fair market value of such shares on the date of exercise and the exercise price, and the Company will be entitled to a deduction in that amount. The gain, if any, in excess of the amount recognized as ordinary income on such a disqualifying disposition will be long-term or short-term capital gain, depending upon the length of time the participant held his or her shares before the disposition.

     A participant normally will not recognize taxable income upon receiving restricted stock, and the Company will not be entitled to a deduction, until such stock is transferable by the participant or not subject to a substantial risk of forfeiture for federal tax purposes. When the stock is either transferable or no longer subject to a substantial risk of forfeiture, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the shares (less any amounts paid for such shares) at that time, and the Company generally will be entitled to a deduction in the same amount. A participant may, however, elect to recognize ordinary compensation income in the year the restricted stock is awarded in an amount equal to the fair market value of the shares subject to the restricted stock grant (less any amounts paid for such shares) at that time, determined without regard to the restrictions. In such event, the Company generally will be entitled to a corresponding deduction in the same year. Any gain or loss recognized by the participant upon subsequent disposition of the shares will be long-term or short-term capital gain or loss, depending upon the length of time the participant held his or her shares before the disposition.

     Under section 162(m) of the Code, the Company may be precluded from claiming a federal income tax deduction for total remuneration in excess of $1.0 million paid to the chief executive officer or to any of the other four most highly compensated officers in any one year. Total remuneration includes amounts received upon the exercise of stock options granted under the 1994 plan and the value of shares received when the shares of restricted stock became transferable (or such other time when income is recognized). An exception exists, however, for "qualified performance-based compensation." the 1994 Plan is intended to allow grants of options to meet the requirements of "qualified performance-based compensation." Grants of restricted stock, however, will not meet this requirement.

1994 PLAN ADMINISTRATION AND TERMINATION

     The 1994 Plan provides for administration of the 1994 Plan by the Committee. The Board may terminate or amend the 1994 Plan in any respect at any time, except that the approval of the Company's stockholders is required for any amendment to increase the number of shares available for purchase under the 1994 Plan, to change the class of individuals eligible to participate in the 1994
Plan, or to extend the maximum option period under the Plan.   Unless earlier
terminated, the 1994 Plan will continue in effect until October 2004.

GRANTS UNDER 1994 PLAN

     Information regarding the number of stock options granted to the Named Executive Officers is included in the chart illustrating option grants in the last fiscal year set forth herein above.

     It has not yet been determined how many eligible employees and consultants will receive grants of restricted stock under the Stock Option Plan.

VOTE REQUIRED FOR APPROVAL

     To be approved, the proposal to adopt and to approve and ratify the 1994 Plan must receive the vote of a majority of the shares present, or represented by proxy, and entitled to vote at the meeting.

THE DIRECTORS RECOMMEND THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE 1994 PLAN.



PROPOSAL FOUR -    APPROVAL OF CONVERSE INC. EMPLOYEE STOCK PURCHASE PLAN

     In order to encourage employee ownership of the Company, on February 25, 1998, the Board adopted the Employee Stock Purchase Plan, subject to stockholder approval. The Board reserved 500,000 shares of the Company Common Stock for the Employee Stock Purchase Plan, subject to adjustment in the event of stock splits, stock dividends, recapitalization, or other changes in the outstanding Common Stock. The Employee Stock Purchase Plan provides eligible employees of the Company with a means to purchase, through payroll deductions, shares of Common Stock at a discount, consistent with the provisions of the Code.

     At the meeting, there will be presented to the stockholders a proposal to adopt and approve the adoption by the Board of the Employee Stock Purchase Plan. The Employee Stock Purchase Plan will not be effective unless stockholder approval is obtained.

ELIGIBLE PARTICIPANTS

     Regular employees of the Company are eligible to participate in the Employee Stock Purchase Plan, on a purely voluntary basis, if they meet certain conditions. To be eligible, an employee's customary employment must be greater than both 20 hours per week and the employee must also have completed twelve consecutive months of service with the Company. An employee who owns five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company will not be eligible to participate in the Employee Stock Purchase Plan. Temporary employees will not be eligible to participate in
the Employee Stock Purchase Plan.   Approximately 2,000 employees would have
been eligible to participate as of January 31, 1998.

MATERIAL FEATURES OF THE EMPLOYEE STOCK PURCHASE PLAN

     Eligible employees participate in the Employee Stock Purchase Plan through exercising options to purchase Common Stock. Purchase periods shall consist of the six month periods from September 1 through February 28 (February 29 in the case of a leap year) and from March 1 through August 31, unless otherwise established by the Committee. Common Stock will be purchased through a participant's payroll deductions at a stated dollar amount of not less than $10 per pay period (in multiples of $10) and not more than $10,000 in any plan year, as determined by the participant. Common Stock will be purchased in whole shares at a price which shall be determined by the Committee before the first day of each purchase period. Such price shall not be less than the lower of 85% of the fair market value of the Common Stock as of the first or the last trading day of each purchase period. The fair market value of the Common Stock will be determined by reference to the Common Stock Price on the NYSE on each relevant date.

     Each eligible employee who elects to participate in the Employee Stock Purchase Plan will, without any action on his or her part, automatically be deemed to have exercised his or her option on the last day of each purchase period if he or she is then employed, to the extent that the amount withheld through payroll deduction throughout the purchase period is sufficient to purchase, at the option price, one or more whole shares of Common Stock. All funds received or held by the Company under the Employee Stock Purchase Plan are general assets of the Company, free of any trust or other restriction, and may be used for any corporate purpose. No interest on such funds will be credited to or paid to any participant under the Employee Stock Purchase Plan.

     An option granted under the Employee Stock Purchase Plan shall not be transferable by an employee, other than by will or by the laws of descent and distribution, and is exercisable during his or her lifetime only by the employee.

     A participant may voluntarily suspend his or her payroll deductions at any time, but will not be permitted to resume the payroll deductions again until the next September 1 or March 1, as applicable. A participant may change the rate of his or her payroll deductions on any September 1 or March 1. If a participant terminates his or her employment with the Company, his or her participation in the Employee Stock Purchase Plan will be automatically terminated as of the date of termination of employment, and the shares held in his or her stockholder account will either be sold as directed by the terminated participant, or distributed to the terminated participant, in which case, the Common Stock purchased through the Employee Stock Purchase Plan as of the date of termination will be distributed to the participant, together with amounts withheld through payroll deduction that had not been applied to purchase Common Stock under the Employee Stock Purchase Plan, without interest.

EMPLOYEE STOCK PURCHASE PLAN RESTRICTIONS CONCERNING RESALES OF SHARES AND DISTRIBUTION OF SHARE CERTIFICATES

     A participant may sell his or her shares or obtain a stock certificate evidencing shares acquired under the Employee Stock Purchase Plan at anytime by making a request in the time and form prescribed by the Committee.

NEW EMPLOYEE STOCK PURCHASE PLAN BENEFITS

     It is not possible to determine how many eligible employees will participate in the Employee Stock Purchase Plan in the future or the level of such participation.

TAX TREATMENT

     The Employee Stock Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Under the Code, an employee who elects to participate in the Employee Stock Purchase Plan will not realize income at the time the offering commences or when the shares are actually purchased under the Employee Stock Purchase Plan. If an employee disposes of such shares after two years from the date the offering of such shares commences under the Employee Stock Purchase Plan and after one year from the actual date of purchase of such shares under the Employee Stock Purchase plan (collectively the "Holding Period"), the employee will be required to include in income, as capital gain for the year in which such disposition occurs, an amount equal to the lesser of (i) the excess of the fair market value of such shares at the time of disposition over the purchase price and (ii) the excess of the fair market value of such shares at the time the offering commenced over the purchase price. If any employee disposes of the shares purchased under the Employee Stock Purchase Plan during the Holding Period, the employee will be required to include in income, as compensation for the year in which such disposition occurs, an amount equal to the excess, if any, of the fair market value of such shares on the date of purchase over the purchase price. The employee's basis in such shares disposed of will be increased by an amount equal to the amount includable in his or her income as compensation, and any gain or loss computed with reference to such adjusted basis which is recognized at the time of disposition will be capital gain or loss, either short-term or long-term, depending on the length of the holding period for such shares. In the event of a disposition during the Holding Period, the Company (or the subsidiary by which the employee is employed) will be entitled to a deduction from income equal to the amount the employee is required to include in income as a result of such disposition.

     An employee who is a nonresident of the United States will generally not be subject to the U.S. federal income tax with respect to the shares of Common Stock purchased under the Employee Stock Purchase Plan.

EMPLOYEE STOCK PURCHASE PLAN ADMINISTRATION AND TERMINATION

     The Employee Stock Purchase Plan provides for administration of the Employee Stock Purchase Plan by the Committee. The Committee, however, may, at its discretion, delegate any or all of its day to day responsibilities, other than fiduciary or fiscal responsibilities, to the Company's Benefits Committee. The Board may terminate, suspend or amend the Employee Stock Purchase Plan in any respect at any time, except that the approval of the Company's stockholders is required for any amendment to increase the number of shares available for purchase under the Employee Stock Purchase Plan. Moreover, the Employee Stock Purchase Plan will automatically terminate upon the (i) the dissolution or liquidation of the Company, (ii) a merger or consolidation in which the Company is not the surviving corporation, or (iii) any transaction that results in the Common Stock of the Company ceasing to be publicly traded. Unless earlier terminated, the Employee Stock Purchase Plan will continue in effect until August 31, 2008, except that if at the end of any purchase period the aggregate funds available for purchase of Common Stock would purchase a greater number of shares than is available for purchase, the number of shares that would otherwise be purchased by each participant at the end of the purchase period will be proportionately reduced in order to eliminate the excess. The Employee Stock Purchase Plan would then automatically terminate after such purchase period.

VOTE REQUIRED FOR APPROVAL

     To be approved, the proposal to adopt and to approve and ratify the Employee Stock Purchase Plan must receive the vote of a majority of the shares present, or represented by proxy, and entitled to vote at the meeting.

THE DIRECTORS RECOMMEND THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE CONVERSE INC. EMPLOYEE STOCK PURCHASE PLAN.

STOCKHOLDER PROPOSALS

     Stockholder proposals submitted for inclusion in the Company's proxy materials for the 1999 Annual Meeting should be addressed to the Secretary of Converse and must be received at Converse's executive offices not later than December 1, 1998. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy form in accordance with SEC regulations governing the solicitation of proxies.

OTHER BUSINESS

     Neither the Board nor management knows of any matters other than those items set forth above that will be presented for consideration during the 1998 Annual Meeting. However, if other matters should properly come before the meeting, it is intended that the persons named in the proxies will vote, act and consent in accordance with their best judgment with respect to any such matters.

FORM 10-K

     FURTHER INFORMATION REGARDING THE COMPANY IS SET FORTH IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K WHICH HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE FORM 10-K (INCLUDING FINANCIAL STATEMENTS AND SCHEDULES, BUT EXCLUDING EXHIBITS) IS AVAILABLE WITHOUT CHARGE BY WRITING TO THE SECRETARY OF CONVERSE INC. AT ONE FORDHAM ROAD, NORTH READING, MASSACHUSETTS 01864. COPIES OF EXHIBITS TO THE FORM 10-K WILL BE FURNISHED UPON REQUEST AND THE PAYMENT OF A REASONABLE DUPLICATION FEE.


                            By order of the Board of Directors,

                            /s/ Jack A. Green

                            Jack A. Green,
                            Senior Vice President, General Counsel and Secretary


March 31, 1998
North Reading, Massachusetts

[X] Please mark votes as in this example.

1.   Election of Directors (see reverse)     FOR      WITHHELD
                                             [_]         [_]

                    For, except vote withheld from the following nominee(s)

                                   ______________________________________

2.   Ratification of selection of independent auditors.   FOR  AGAINST  ABSTAIN
                                                          [_]    [_]      [_]

3.   Approval of Converse Inc. 1994
     Stock Option Plan, as amended and
     restated.                                            [_]    [_]      [_]

4.   Approval of Converse Inc.
     Employee Stock Purchase Plan.                        [_]    [_]      [_]

5.   Other business; I authorize the
     aforementioned Proxies in their
     discretion to vote upon such other
     business as may properly come
     before the Annual Meeting and any
     adjournments thereof.                                [_]    [_]      [_]

          MARK HERE                     MARK HERE
          FOR ADDRESS                   IF YOU PLAN
          CHANGE AND                    TO ATTEND
          NOTE AT LEFT   [_]            THE MEETING    [_]

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:___________ Date:____________ Signature:___________ Date_____________

                                     PROXY

                                 CONVERSE INC.

      PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
           FOR THE 1998 ANNUAL MEETING OF STOCKHOLDERS, MAY 11, 1998

The undersigned herby appoints Glenn N. Rupp and Jack A. Green, and each of them, with power of substitution, proxy or proxies, to represent the undersigned and vote all shares of Common Stock the undersigned would be entitled to vote at the annual meeting of stockholders of Converse Inc. to be held at the Company's headquarters, One Fordham Road, North Reading, Massachusetts, at 10:00 a.m. local time, on Monday, May 11, 1998, and at any adjournments thereof, on all matters coming before said meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

1. Election of Twelve Directors, Nominees:
   Donald J. Barr, Leon D. Black, Julius W. Erving, Robert H. Falk, Gilbert Ford, Michael S. Gross, John J. Hannan, Joshua J. Harris, John H. Kissick, Richard B. Loynd, Glenn N. Rupp, Michael D. Weiner

2. Ratification of the selection of independent auditors.

3. Approval of Converse Inc. 1994 Stock Option Plan, as amended and restated.

4. Approval of Converse Inc. Employee Stock Purchase Plan.

5. In their discretion, upon such other matters as may properly come before the meeting.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

-----------                                                          -----------
SEE REVERSE     PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD   SEE REVERSE
   SIDE                              PROMPTLY                            SIDE
-----------                                                          -----------